Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-116978 on Form S-8 of our report dated June 24, 2005 (which report expresses an unqualified opinion and includes explanatory paragraphs that (i) substantially all revenues are derived from code-share agreements with US Airways, Inc., Delta Air Lines, Inc., AMR Corp., the parent of American Airlines, Inc. and United Airlines, Inc. as discussed in paragraph eleven of Note 1 to the supplemental combined consolidated financial statements and (ii) such financial statements give retroactive effect to the consummated business combination of Republic Airways Holdings Inc. and Shuttle America Corporation on May 6, 2005, which was accounted for in a manner similar to a pooling of interests as discussed in paragraph two of Note 1 to the supplemental combined consolidated financial statements) relating to the supplemental combined consolidated financial statements of Republic Airways Holdings Inc. and subsidiaries as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, appearing in the Current Report on Form 8-K/A under the Securities Exchange Act of 1934 of Republic Airways Holdings Inc. dated June 27, 2005.

/s/ DELOITTE & TOUCHE LLP

Indianapolis, Indiana

June 28, 2005